Exhibit 10.2

SHORE BANCSHARES, INC.

Amended and Restated Executive Deferred Compensation Plan

Effective October 1, 2006

TABLE OF CONTENTS

I.	Introduction	3

II.	Definitions	3

III.	Eligibility & Participation	9

IV.	Elections, Deferrals & Contributions	9

V.	Accounts & Account Crediting	11

VI.	Vesting	13

VII.	Distributions	13

VIII.	Administration & Claims Procedure	16

IX.	Amendment, Termination & Reorganization	19

X.	General Provisions	20

PREAMBLE

The Board of Directors of Shore Bancshares, Inc. (the “Employer”), upon the recommendation of its Compensation Committee, adopted the Executive Deferred Compensation Plan (the Plan), effective October 1, 2006, for the benefit of its selected key executives. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act of 2004, in both form and operation. On February 8, 2007, the Board of Directors, upon the recommendation of its Compensation Committee, amended and restated the Plan as set forth below to correct certain errors that appeared in the provisions of the Plan as originally adopted.

ARTICLE I--INTRODUCTION

1.1  Name.

The name of this Plan is the Shore Bancshares, Inc. Executive Deferred Compensation Plan (the Plan).

1.2  Purpose.

The purpose of the Plan is to offer Participants the opportunity to defer voluntarily current Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents, and to provide the Employer, if appropriate, a vehicle for crediting matching, discretionary or other amounts for the benefit of Participants. This Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and an unfunded plan of deferred compensation under the Code.

1.3  Interpretation.

Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan. These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized. The definitions of these words and phrases are set forth in Article II and elsewhere in the Plan document. Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Articles and Sections are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan. The Plan shall be interpreted and administered to give effect to its purpose in Section 1.3 and to qualify as a nonqualified, unfunded plan of deferred compensation.

ARTICLE II--DEFINITIONS

2.1  Generally.

Certain words and phrases are defined when first used in later paragraphs of this Agreement. Unless the context clearly indicates otherwise, the following words and phrases when used in this Agreement shall have the following respective meanings:

2.2  Account.

“Account” shall mean the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into two separate accounts or sub-accounts, the Participant Deferral Account, and the Employer Funded Account, which reflect not only the deemed Contributions into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals. The value of these accounts or sub-accounts shall be determined as of the Valuation Date. The existence of an account or bookkeeping entries for a Participant (or his Designated Beneficiary) does not create, suggest or imply that a Participant, Designated Beneficiary, or other person claiming through them under this Plan, has a beneficial interest in any asset of the Employer.

2.3  Administrator.

“Administrator” shall mean one or more persons appointed by the Employer to administer the terms of the Plan, as provided in Article VIII.

2.4  Balance.

“Balance” shall mean the total of Contributions and Deemed Earnings credited to a Participant’s Account under Article V, as adjusted for distributions or other withdrawals in accordance with the terms of this Plan and the standard bookkeeping rules established by the Employer.

2.5  Board Committee.

“Board Committee” or “Committee” shall mean the Compensation Committee of the Employer’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of determining Participant eligibility under the Plan.

2.6  Board of Directors.

“Board of Directors” or “Board” shall mean the Board of Directors of the Employer.

2.7  Change of Control.

 “Change of Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as provided in Treasury regulations issued pursuant to Code Section 409A.

2.8  Code.

“Code” shall mean the Internal Revenue Code of 1986 and the Regulations thereto, as amended from time to time.

2.9  Compensation.

“Compensation” shall mean the base or regular cash salary payable to an Employee by the
Employer, as well as incentives or bonuses payable to an Employee by the Employer, commissions payable to an Employee by the Employer, including any such amounts which are not includible in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the
Internal Revenue Code of 1986, as amended.

2.10  Contributions.

“Contributions” shall mean the total of Participant Deferrals, Matching Contributions, Discretionary Contributions, and Mandatory Contributions which represent each Participant’s credits to his Account.

2.11  Deemed Earnings.

“Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Contributions based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

2.12  Deemed Crediting Options.

“Deemed Crediting Options” shall mean the hypothetical options made available to Plan Participants by the Employer for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Board Committee. A Participant may reallocate his Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Board Committee may determine from time to time.

2.13  Deferral Election Form.

“Deferral Election Form” or “Annual Deferral Election Form” shall mean that written agreement of a Participant. The Deferral Election Form shall be in such form or forms as may be prescribed by the Administrator, filed annually with the Employer, according to procedures and at such times as established by the Administrator. Among other information the Administrator may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer Compensation for a Plan Year under the Plan; the amount of the deferral into the Plan for the Plan Year; the Participant’s elections as to distribution of his Account, and the allocation of his Accounts among the Deemed Crediting Options provided under the Plan; and the Designated Beneficiary.

2.14  Designated Beneficiary.

“Designated Beneficiary” or "Beneficiary" shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of his full Account Balance. Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Deferral Election Form and according to procedures established by the Administrator. No beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Employer. In the event a Participant does not have a beneficiary properly designated, the beneficiary under this Plan shall be the Participant’s estate.

2.15  Disability.

“Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer, or as provided by Treasury Regulations issued pursuant to Code Section 409A.

2.16  Discretionary Contribution.

“Discretionary Contribution” shall mean an amount, determined in the sole discretion of the Committee, to be credited to the Account of a Participant. Participants may or may not receive any such Discretionary Contribution, and amounts of such Contributions may vary among Participants.

2.17  Effective Date.

“Effective Date” of the Plan shall mean October 1, 2006.

2.18  Eligible Employee.

“Eligible Employee” shall mean a person who (for any Plan Year or portion thereof) is: (1) an Employee of the Employer; (2) a member of a select group of management or highly compensated employees of the Employer; and (3) selected by the Board Committee to participate in the Plan.

2.19  Employee.

“Employee” shall mean a full time common law employee of the Employer.

2.20  Employer.

“Employer” shall mean Shore Bancshares, Inc., designated subsidiaries and any corporate successors and assigns, unless otherwise provided herein.

2.21  ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23  Leave of Absence.

“Leave of Absence” shall mean a period of time, not to exceed twelve (12) consecutive calendar months during which time a Participant shall not be an active Employee of the Employer, but shall be treated for purposes of this Plan as in continuous service with the Employer. A Leave of Absence may be either paid or unpaid, but must be agreed to in writing by both the Employer and the Participant. A Leave Of Absence that continues beyond the twelve (12) consecutive months shall be treated as a Termination of Service as of the first business day of the thirteenth month for purposes of the Plan.

2.24  Mandatory Contribution.

“Mandatory Contribution” shall mean such amount indicated in Schedule A to be credited to a Participant’s Account each Plan Year for which the Participant was an employee of the Employer.

2.25  Matching Contribution.

“Matching Contribution” shall mean such amount to be credited to a Participant’s Account as a match for Participant Deferrals. The amount of any such Matching Contribution shall be announced by the Committee prior to each Plan Year and shall remain in effect thereafter until modified prior to the beginning of a Plan Year for which such change shall be effective.

2.26  Participant.

“Participant” shall mean an Eligible Employee who participates in the Plan under Article III; a former Eligible Employee who has participated in the Plan and continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan, and any former Eligible Employee who has participated in the Plan under Article III and has not yet exceeded any Leave of Absence.

2.27  Participant Deferral.

“Participant Deferral” shall mean voluntary Participant deferral amounts, which could have been received currently but for the election to defer and are credited to his Account for later distribution, subject to the terms of the Plan.

2.28  Performance Based Compensation.

“Performance-based compensation” shall mean compensation that is (i) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria; (ii) not readily ascertainable at the time; and (iii) based on services performed over a period of at least twelve months, as provided by Treasury Regulations issued pursuant to Code Section 409A.

2.29  Plan Year.

“Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31. For purposes of vesting as provided in Section 6.3, Plan Years shall mean years of participation in the Plan.

2.30  Separation from Service.

“Separation from Service” shall mean a Participant’s separation from service as an Employee with the Employer, other than for death, Disability, or Leave of Absence. A transfer of employment within and among the Employer and any member of a controlled group, as provided in Code Section 409A (d)(6), shall not be deemed a Separation from Service.

2.31  Specified Employee.

“Specified Employee” shall mean any Participant who is (i) one of the top-fifty most highly compensated officers with annual compensation in excess of $130,000 (as adjusted from time to time by Treasury regulations); (ii) a five percent owner of the Employer; or (iii) a one percent owner of the Employer with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury regulations) of a publicly traded corporation, as provided by Treasury Regulations issued pursuant to Code Section 409A.

2.32  Unforeseeable Emergency.

“Unforeseeable emergency” shall mean a severe financial hardship to the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as provided by Treasury Regulations issued pursuant to Code Section 409A..

2.33  Valuation Date.

“Valuation Date” shall mean the close of each business day, as established and amended from time to time by guidelines and procedures of the Administrator in its sole and exclusive discretion.

ARTICLE III--ELIGIBILITY & PARTICIPATION

3.1  Eligibility Requirements.

Only an Eligible Employee selected by the Board Committee may become a Participant in this Plan. Moreover, a Participant shall not be permitted to make new Participant Deferrals to the Plan, if he ceases to be an Eligible Employee because he is no longer a member a select group of management or highly compensated employees, or otherwise. The Board Committee shall notify an Eligible Employee of his eligibility for a Plan Year in such form as it may determine most appropriate. Current Participants remain eligible until notified otherwise.

3.2  Participation.

An Eligible Employee shall become a Participant in the Plan by the completion and timely filing with, and subsequent acceptance by, the Employer of the Deferral Election Form, according to the terms and conditions established by the Administrator. A Participant (or any Designated Beneficiary who becomes entitled) remains a Participant until his Account Balance is fully distributed under the terms of the Plan.

ARTICLE IV—ELECTIONS, DEFERRALS & CONTRIBUTIONS

4.1    Participant Election to Defer Compensation.

A.
Prior to December 31 or an earlier date set by the Administrator, a Participant may elect to defer Compensation for services to be performed in the next following Plan Year by the execution and timely filing, and Employer’s acceptance of, a Deferral Election Form in such form and according to such procedures as the Administrator may prescribe from time to time. Each such Deferral Election Form shall be effective for the Plan Year to which the Deferral Election Form pertains.

B.
Each Participant may elect annually to have his Compensation for the Plan Year reduced by a whole percentage of up to (i) 100% of base salary and (ii) 100% of any annual bonuses by timely filing, and the acceptance by the Employer of, his Deferral Election Form detailing such deferral. The amount of this Participant Deferral shall be deferred into the Plan and credited to the Participant’s Account as provided in Article V

C.
An election to defer Performance-Based Compensation may be made at such time and in such manner as the Administrator may specify, but in any event not later than six months before the end of the period for which it is earned.

D.
Under such Deferral Election Form, a Participant shall indicate the amount of such Participant Deferral; designate and allocate such Participant Deferral in or among the elective distribution Account option(s); and, allocate such Accounts among the Deemed Crediting Options. The Deferral Election Form may also request other information, such as a Participant’s Designated Beneficiary, as may be required or useful for the administration of the Plan.

4.2       New Participants and Partial Years.

The initial Deferral Election Form of a new Participant shall be filed with the Employer on a date established by the Administrator, but in any event not later than 30 days following the date the Participant becomes eligible to participate in the Plan and shall be effective only with respect to services to be performed and income earned subsequent to the election. Such first Deferral Election Form shall be applicable to a Participant’s Compensation beginning with the first payroll in the month after such Form is filed and accepted by the Employer.

4.3       Irrevocable Elections.

An election in a Deferral Election Form to defer Compensation for a Plan Year, once made by a Participant, shall be irrevocable. The Administrator, however, shall reduce or eliminate Participant Deferrals upon granting a Participant’s request for a distribution based upon an Unforeseeable Emergency.

4.4       Matching Contribution.

Prior to the beginning of a Plan Year, the Administrator shall announce the amount, if any, that the Employer has determined to credit to a Participant’s Employer Funded Account for that Plan Year as a match for Participant Deferrals. The Employer may credit such Matching Contribution to the Participant’s Employer Funded Account at any time during the applicable Plan Year.

4.5       Discretionary Contribution.

The Employer may, in its discretion, credit an amount to the Employer Funded Account of a Participant at any time during a Plan Year that shall be in addition to any Matching Contribution or Mandatory Contribution made on his or her behalf. Such Discretionary Contribution, if any, may vary among Participants. The initial Participants who shall be entitled to receive Discretionary Contributions and the amounts thereof are set forth in Schedule A hereto.

4.6       Mandatory Contribution.

The Employer may determine from time to time that certain Participants shall be entitled to receive a credit to their Employer Funded Accounts that is in addition to any Matching Contributions or Discretionary Contributions made on their behalf. The crediting of such Mandatory Contributions may take place at any time during the applicable Plan Year. The initial Participants who shall be entitled to receive Mandatory Contributions and the amounts thereof are set forth in Schedule A hereto.

For any partial Plan Year, or year in which a Participant has a Separation from Service, a pro-rata reduction in the Mandatory Contribution will be made at the discretion of the Board Committee.

ARTICLE V--ACCOUNTS & ACCOUNT CREDITING

5.1  Establishment of a Participant’s Account.

A.
Bookkeeping Account. The Administrator shall cause a deemed bookkeeping Account and appropriate sub-accounts, based upon the primary elective distribution option(s) to be established and maintained in the name of each Participant, according to his annual Deferral Election Form for the Plan Year. This Account shall reflect the amount of Participant Deferrals, Matching Contributions, Discretionary Contributions, and Mandatory Contributions, as well as Deemed Earnings credited on behalf of each Participant under this Plan.

B.
Bookkeeping Activity. Participant Deferrals shall be credited to a Participant’s Account on the business day they would otherwise have been made available as cash to the Participant. Matching Contributions, Discretionary Contributions, and Mandatory Contributions shall be credited to a Participant’s Account on the Valuation Date the Employer designates. Deemed Earnings shall be credited or debited to each Participant’s Account, as well as any distributions or any other withdrawals under this Plan, as of a Valuation Date. Accounts shall continue to be valued on each Valuation Date until the Participant’s Account is fully distributed under the terms of the Plan.

5.2  Deemed Crediting Options.

A.
General. The Board Committee shall establish a portfolio of one or more Deemed Crediting Options, among which a Participant may allocate amounts credited to his Account, which are subject to Participant direction under this Plan. The Board Committee reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change this portfolio of Deemed Crediting Options, as well as the right to establish rules and procedures for the selection and offering of these Deemed Crediting Options.

B.	Deemed Crediting Options. The initial Deemed Crediting Options under the Plan shall include the following:

S&P 500 Index
S&P 400 MidCap Index
Lehman Bond Index
Money Market

The performance of such Deemed Crediting Options selected by the Participant shall determine the amount of gain or loss to be credited to such Participant’s account.

5.3  Allocation Of Account Among Deemed Crediting Options.

A.
Each Participant shall elect the manner in which his Account is divided among the Deemed Crediting Options by giving allocation instructions in a Deferral Election Form supplied by and filed with the Administrator, or by such other procedure, including electronic communications, as the Administrator may prescribe. A Participant’s election shall specify the percentage of his Account (in any whole percentage) to be deemed to be invested in any Deemed Crediting Option. Such election shall remain in effect until a new election is made.

B.
Amounts credited to a Participant’s Account shall be deemed to be invested in accordance with the most recent effective Deemed Crediting Option election. As of the effective date of any new Deemed Crediting Option election, all or a portion of the Participant’s Account shall be reallocated among the designated Deemed Crediting Options and according to the percentages specified in the new instructions, until and unless subsequent instructions shall be filed and become effective. If the Administrator receives a Deemed Crediting Option election, which is unclear, incomplete or improper, the Deemed Crediting Option election then in effect shall remain in effect.

5.4  Valuation and Risk of Decrease in Value.

The Participant’s Account will be valued on the Valuation Date at fair market value. On such date, Deemed Earnings will be allocated to each Participant’s Account. Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

5.5  Limited Function of Administrator.

By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Employer and Administrator are in no way responsible for or guarantor of the investment results of the Participant’s Account. The Administrator shall have no duty to review, or to advise the Participant on, the investment of the Participant’s Account; and in fact, shall not review or advise the Participant thereon. Furthermore, the Administrator shall have no power to direct the investment of the Participant’s Account other than promptly to carry out the Participant’s deemed investment instructions when properly completed and transmitted to the Administrator and accepted according to its rules and procedures.

ARTICLE VI--VESTING

6.1       Vesting of Participant Deferrals.

A Participant shall be fully vested at all times in Participant Deferrals, as well as Deemed Earnings upon Participant Deferrals, credited to his Participant Deferral Account.

6.2       Employer Funded Account.

A Participant shall vest (become non-forfeitable) with respect to Mandatory Contributions, Matching Contributions, and Discretionary Contributions (Employer Funded Account) in accordance with the following schedule:

Years in Plan	Vesting Percent
1	0%
2	25%
3	50%
4	75%
5	100%

Notwithstanding the above vesting schedule, a Participant shall become 100% vested with respect to Mandatory Contributions, Matching Contributions, and Discretionary Contributions (Employer Funded Account) upon his or her death, upon a Change of Control, or upon attaining age 70.

6.3       Forfeitures.

If a Participant separates from service for any reason other than death, Disability, Change of Control, or Retirement at or after age 70, any non-vested portion of his Employer Funded Account shall be forfeited.

ARTICLE VII--DISTRIBUTIONS

7.1  Distributions Generally.

A Participant’s Account shall be distributed only in accordance with the provisions of this Article
VII. All distributions from Accounts under the Plan shall be made in cash in American currency.

7.2  Automatic Distributions.

A.
Participant’s Death. If the Participant dies while employed by the Employer in the capacity, his Account shall be valued as of the Valuation Date next following his date of death and shall be distributed in lump sum to his Designated Beneficiary.

B.
Participant’s Disability. If a Participant becomes disabled while employed by the Employer, his Account shall be valued as of the Valuation Date next following his date of Disability and shall be distributed in lump sum to him.

C.
Separation from Service. If a Participant incurs a Separation from Service, his vested Account shall be valued as of the Valuation Date next following his official date of separation and shall be distributed to him in a lump sum or in installments, as the Participant may have elected.

D.
Change of Control Distribution. If a Change of Control should occur during the Plan Year, a Participant’s elective distribution election(s) shall be overridden and his entire Account shall valued as of the Valuation Date next following the Change of Control event and be distributed to him in a lump sum.

E.
Time of Payment. Payment, or the commencement of payments, under the Plan shall be made within sixty (60) days following the Valuation Date following the event of distribution; provided, however, that the Account of a Specified Employee shall not be distributed or payments commenced until six months following Separation from Service or the Change of Control event. Notwithstanding the foregoing provision, no distribution shall be made to any Participant until the earliest date and upon such conditions as may be set forth under Treasury regulations issued pursuant to Code Section 409A (e).

7.3  Elective Distributions.

A Participant shall become entitled to receive a distribution from his Account at such time or times and by such method of payment as elected and specified in the Participant’s applicable annual Deferral Election Form, and/or as may be mandated by the provisions of this Article VII based upon the following distribution options:

A.
In-Service Distributions. If a Participant elects in his annual Deferral Election Form, he can receive a distribution from the Participant Deferral Account of his Account, as soon as three (3) years after the end of the deferral Plan Year, all of his annual deferral amount, plus amounts credited/debited based on the performance of the Participant’s Deemed Crediting Options. The election is made on an annual basis, applies only to the Participant’s current Plan Year deferrals, is irrevocable and is payable according to the method of payment elected in the Participant’s applicable annual Deferral Election Form. If the Participant dies while receiving In-Service installment payments, his Designated Beneficiary shall be paid the balance of the Account in a lump sum.

B.
Timing and Method of Payment for In-Service Distributions. At the election of a Participant in the applicable Deferral Election Form, an In-Service Distribution will be either in the form of a lump-sum, occurring no later than sixty (60) days following the distribution date elected on the Deferral Election Form, or in annual installment payments beginning with the first business day on or after the commencement date as selected by the Participant in the annual Deferral Election Form and for a duration as selected by the Participant in the annual Deferral Election Form and to be paid thereafter within ten (10) days of the anniversary of the Valuation Date next preceding the distribution date of each calendar year until the In-Service Distribution amount has been fully distributed.

7.4  Form of Payment

A.
Installment Payments. In any distribution in which a Participant has elected or will receive distribution in annual installments of up to ten (10) years, the amount of each annual installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid. For example, if a Participant elects ten (10) annual installments for a distribution, the first payment will be 1/10 of the Account, the second will be 1/9, the third will be 1/8; the fourth will be 1/7 and so on until the Account is entirely distributed.

B.
Failure to Designate a Method of Payment. In any situation in which the Administrator is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Deferral Election Form, the Participant will be deemed to have elected a lump sum distribution.

C.
Subsequent Elections. A Participant who has made an In-Service distribution or a Separation from Service distribution election may make one or more subsequent elections to postpone the distribution date or to change the form of payment to another form permitted by the Plan. Such Subsequent Election shall be made in writing in such form as is acceptable to the Administrator and (i) is made at least twelve months prior to the original distribution date; (ii) provides for an effective date at least twelve months following the Subsequent Election; and (iii) postpones the commencement of payment for a period of not less than five years from the previous distribution date.

7.5  Distributions Resulting from Unforeseeable Emergency.

A Participant may request that all or a portion of his Account be distributed at any time prior to Separation from Service from the Employer by submitting a written request to the Administrator, provided that the Participant has incurred an Unforeseeable Emergency, and the distribution is necessary to alleviate such Unforeseeable Emergency.

Such distribution shall be limited to an amount that does not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved  through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Such distribution shall be made within thirty (30) days after the Valuation. Date immediately following the determination that such Unforeseeable Emergency exists, or as soon as administratively practicable. The balance not distributed from the Participant’s Account shall remain in the Plan.

7.6       Distribution of Small Accounts.

If at any time the value of the Participant’s Account is less than $10,000 (or such other greater or lesser amount as may be specified as “minimal” under Treasury regulations), the Administrator, in its sole and exclusive discretion, may make a distribution in lump sum of the value of the entire Account. If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and his participation in the Plan terminates.

ARTICLE VIII--ADMINISTRATION & CLAIMS PROCEDURE

8.1       Duties of the Employer.

The Employer shall have overall responsibility for the establishment, amendment, termination, administration, and operation of the Plan. The Employer shall discharge this responsibility by the appointment and removal (with or without cause) of the members of the Administrator, to which is delegated overall responsibility for administering, managing and operating the Plan.

8.2       The Administrator.

The Administrator shall consist of one or more members who shall be appointed by, and may be removed by, the Employer, and one of whom (who must be an officer of the Employer) shall be designated by the Employer as Chairman. In the absence of such appointment, the Employer shall serve as the Administrator. The Administrator shall consist of officers or other Employees of the Employer, or any other persons who shall serve at the request of the Employer. Any member of the Administrator may resign by delivering a written resignation to the Employer and to the Administrator, and this resignation shall become effective upon the date specified therein. The members of the Administrator shall serve at the will of the Employer, and the Employer may from time to time remove any Administrator member with or without cause and appoint their successors. In the event of a vacancy in membership, the remaining members shall constitute the Administrator with full order to act.

8.3  Administrator’s Powers and Duties to Enforce Plan.

The Administrator shall be the “Administrator” and “Named Fiduciary” only to the extent required by ERISA for top-hat plans and shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms. The Administrator, in its sole and absolute discretion, shall interpret the Plan and shall determine all questions arising in the administration and application of the Plan. Any such interpretation by the Administrator shall be final, conclusive and binding on all persons.

8.4  Organization of the Administrator.

The Administrator shall act by a majority of its members at the time in office. Administrator action may be taken either by a vote at a meeting or by written consent without a meeting. The Administrator may authorize any one or more of its members to execute any document or documents on behalf of the Administrator. The Administrator shall notify the Employer, in writing, of such authorization and the name or names of its member or members so designated in such cases. The Employer thereafter shall accept and rely on any documents executed by said member of the Administrator or members as representing action by the Administrator until the Administrator shall file with the Employer a written revocation of such designation. The Administrator may adopt such by-laws and regulations, as it deems desirable for the proper conduct of the Plan and to change or amend these by-laws and regulations from time to time. With the permission of the Employer, the Administrator may employ and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, plan administrators and record keepers and any other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Administrator for any purpose.

8.5  Limitation of Liability.

A.
No member of the Board of Directors, the Employer and no officer or Employee of the Employer shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of this Plan unless attributable to his own fraud or willful misconduct. Nor shall the Employer be liable to any Employee, Participant, Designated Beneficiary or any other person for any such action taken or act of omission unless attributable to fraud, gross negligence or willful misconduct on the part of a Director, officer or Employee of the Employer. Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the Employer for payment, and shall not have the right, claim or demand against the Administrator (or any member thereof), any Director, Officer or Employee of the Employer.

B.
To the fullest extent permitted by the law and subject to the Employer’s Certificate of Incorporation and By-laws, the Employer shall indemnify the Administrator, each of its members, and the Employer’s officers and Directors (and any Employee involved in carrying out the functions of the Employer under the Plan) for part or all expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan agreement, except for those expenses, costs, or liabilities arising out of a member’s fraud, willful misconduct or gross negligence.

8.6  Administrator Reliance on Records and Reports.

The Administrator shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed by the Employer or Administrator. The Administrator shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The regularly kept records of the Administrator and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to this Plan. The Administrator, in any of its dealings with Participants hereunder, may conclusively rely on any Deferral Election Form, written statement, representation, or documents made or provided by such Participants.

8.7  Costs of the Plan.

All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer unless the Employer shall give notice (that Plan Participants bear this expense, in whole or in part) to: (a) Eligible Participants at the time they become a Participant by completion and filing of a Deferral Election Form; or (b) to existing Participants during annual re-enrollment. Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense. This administration charge, if any, shall operate as a reduction to the bookkeeping Account of a Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

8.8  Claims Procedure.

A.
Claim. Benefits shall be paid in accordance with the terms of this Plan. A Participant, Designated Beneficiary or any person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Employer, setting forth his claim. The request must be addressed to the Administrator care of Secretary of the Employer at its then principal place of business.

B.
Claim Decision. Upon the receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. However, the Administrator may extend the reply period for an additional ninety (90) days for reasonable cause. Any claim not granted or denied within such time period shall be deemed to have been denied. If the claim is denied in whole or in part, the Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)	The time limits for requesting a review under Subsection C and for review under Subsection D hereof.

C.
Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Employer review the determination of the Administrator. Such request must be addressed to the Secretary of the Employer, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Administrator’s determination by the Secretary of the Employer within such sixty (60) day period, he shall be barred and estopped from challenging the Administrator’s determination.

D.
Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Administrator’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Any claim not granted or denied within such time period shall be deemed to have been denied.

8.9       Litigation.

It shall only be necessary to join the Employer as a party in any action or judicial proceeding affecting the Plan. No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding, except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Participants, Designated Beneficiaries or persons claiming under the Plan.

ARTICLE IX--AMENDMENT, TERMINATION & REORGANIZATION

9.1  Amendment.

The Employer by action of its Board of Directors, or duly authorized Administrator thereof, in accordance with its by-laws, reserves the right to amend the Plan, by resolution of the Employer, to the extent permitted under the Code and ERISA. However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued benefit prior to the date of the amendment.

9.2  Amendment Required By Law.

Notwithstanding Section 9.1, the Plan may be amended at any time, if in the opinion of the Employer, such amendment is necessary to ensure the Plan is treated as a nonqualified plan of deferred compensation under the Code and ERISA, or to bring it into conformance with Treasury or SEC regulations or requirements for such plans. This includes the right to amend this Plan, so that any Trust, if applicable, created in conjunction with this Plan, will be treated as a grantor Trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such Trust, if applicable, to the requirements of any applicable law.

9.3  Termination.

The Employer intends to continue the Plan indefinitely. However, the Employer by action of its Board of Directors or a duly authorized committee thereof, in accordance with its by-laws, reserves the right to terminate the Plan at any time. However, no such termination shall deprive any participant or Designated Beneficiary of a right accrued under the Plan prior to the date of termination.

9.4  Consolidation/Merger.

The Employer shall not enter into any consolidation or merger without the guarantee and assurance of the successor or surviving company or companies to the obligations contained under the Plan. Should such consolidation or merger occur, the term “Employer” as defined and used in this Agreement shall refer to the successor or surviving company.

ARTICLE X--GENERAL PROVISIONS

10.1  Applicable Law.

Except insofar as the law has been superseded by Federal law, Maryland law shall govern the construction, validity and administration of this Plan as created by this Agreement. The parties to this Agreement intend that this Plan shall be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention.

10.2  Benefits Not Transferable or Assignable.

A.
Benefits under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. However, a Participant may name a recipient for any benefits payable or which would become payable to a Participant upon his death. This Section shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, including a qualified domestic relations order under Section 414(p) of the Code. In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to a Participant or Designated Beneficiary; (c) direct deposit of a distribution to a Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

B.
The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any Beneficiary’s benefits hereunder are attached by an order from any court. The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(1)	determine the proper recipient or recipients of the benefits to be paid under the Plan;

(2)	protect the operation and consequences of the Plan for the Employer and all Participants; and

(3)	request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(1) paid into the court as they become payable or

(2) held in the Participant’s or Designated Beneficiary’s Account subject to the court’s final distribution order.

10.3       Not an Employment Contract.

The Plan is not and shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against the Employer, or to interfere with the right of the Employer to discharge any Employee at any time. It is expressly understood by the parties hereto that this Agreement relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

10.4       Notices.

A.
Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to the Employer:

Shore Bancshares, Inc.
18 East Dover Street
Easton, MD 21601

If to the Participant:

At his last known address, as indicated by the records of the Employer.

or to such changed address as such parties may have fixed by notice. However, any notice of change of address shall be effective only upon receipt.

B.
Any communication, benefit payment, statement of notice addressed to a Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan. The Employer shall not be obligated to search for any Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

10.5       Severability.

The Plan as contained in the provisions of this Agreement constitutes the entire Agreement between the parties. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan. All terms of the plan and all discretion granted hereunder shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

10.6       Participant is General Creditor with No Rights to Assets.

A.
The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer, no person shall have any interest in any such assets b y virtue of the provisions of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor require any legal or equitable right, or claim in or to any property or assets of the Employer. The Employer shall not be obligated under any circumstances to fund obligations under this Agreement.

B.
The Employer at its sole discretion and exclusive option, may acquire and/or set-aside assets or funds, in a trust or otherwise, to support its financial obligations under this Plan. No such trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Code Section 409A (b)(1). No such acquisition or set-aside shall impair or derogate from the Employer’s direct obligation to a Participant or Designated Beneficiary under this Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

C.
In the event that, in its discretion, the Employer purchases an asset(s) or insurance policy or policies insuring the life of the Participant to allow the Employer to recover the cost of providing benefits, in whole or in part hereunder, neither the Participant, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Employer hereunder. Nor shall any Participant’s participation in the acquisition of such assets or policy or policies be a representation to the Participant, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies. A Participant may be required to submit to medical examinations, supply such information and to execute such documents as may be required by an insurance carrier or carriers (to whom the Employer may apply from time to time) as a precondition to participate in the Plan.

10.7       No Trust Relationship Created.

Nothing contained in this Agreement shall be deemed to create a trust of any kind or create any fiduciary relationship between the Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming through the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Employer and no person other than the Employer shall, by virtue of the provisions of this Plan, have any beneficial interest in such assets and funds. The creation of a grantor Trust (so called “Rabbi Trust”) under the Code (owned by and for the benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such Trust assets or funds even though the incidental advantages or benefits of the Trust to Plan Participants may be communicated to them.

10.8       Limitations on Liability of the Employer.

Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any Director, officer or Employee thereof except as provided by law or by any Plan provision.

10.9       Agreement Between Employer and Participant Only.

This Agreement is solely between the Employer and Participant. The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the Employer for enforcement of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

10.10    Independence of Benefits.

The benefits payable under this Agreement are for services already rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus, fees or otherwise, payable to the Participant under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

10.11    Unclaimed Property.

Except as may be required by law, the Employer may take any of the following actions if it gives notice to a Participant or Designated Beneficiary of an entitlement to benefits under the Plan, and the Participant or Designated Beneficiary fails to claim such benefit or fails to provide their location to the Employer within three (3) calendar years of such notice:

(1)	Direct distribution of such benefits, in such proportions as the Employer may determine, to one or more or all, of a Participant’s next of kin, if their location is known to the Employer;

(2)
Deem this benefit to be forfeiture and paid to the Employer if the location of a Participant’s next of kin is not known. However, the Employer shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, to a Participant or Designated Beneficiary who subsequently makes proper claim to the benefit.

The Employer shall not be liable to any person for payment pursuant to applicable state unclaimed property laws.

10.12    Required Tax Withholding and Reporting.

The Employer shall withhold and report Federal, state and local income and payroll tax amounts on all Contributions to and distributions and withdrawals from a Participant’s Account as may be required by law from time to time.

SHORE BANCSHARES, INC.

By:	/s/ W. Moorhead Vermilye	Date:	February 8, 2007
President/CEO

Schedule A

Mandatory Contributions:

Mr. Duncan

Commencing after the first Plan Year (i.e., October 1, 2006 through December 31, 2006), an annual contribution of 21% of cash compensation over the IRS Section 401(a) (17) limit, plus the following:

2007	$28,914
2008	$30,649
2009	$32,488
2010	$34,437
2011	$36,503

Mr. Vermilye

Commencing after the first Plan Year (i.e., October 1, 2006 through December 31, 2006), an annual contribution of $20,000.

2007 Discretionary Contributions:

Mr. Vermilye

$60,000.

Mr. Beatty

$40,000